Exhibit 99.1

            Chiron Reports 2005 Adjusted Earnings of $1.34
  Per Share, GAAP Earnings of $0.97 Per Share; FLUVIRIN(R) Influenza
             Virus Vaccine Sales Drive 12 Percent Product
                    Sales Growth Compared to 2004

    EMERYVILLE, Calif.--(BUSINESS WIRE)--Jan. 31, 2006--Chiron
Corporation (NASDAQ: CHIR) today reported financial results for the year ended December 31, 2005.

    OVERVIEW

    -- Chiron's FLUVIRIN(R) influenza virus vaccine returned to the U.S. market in 2005. The company sold approximately 13 million doses of the vaccine to its customers in 2005.

    -- Total revenues for the year ended December 31, 2005, increased 11 percent compared to the year ended December 31, 2004.

    -- Chiron continues to build on the company's promising pandemic influenza vaccine program. The company announced preliminary data from a clinical study of an investigational vaccine candidate, both with and without Chiron's adjuvant MF59, against an H9N2 avian influenza strain, as well as a contract to supply the U.S. government with candidate pre-pandemic influenza vaccines for a stockpile to protect against an H5N1 avian influenza virus strain. In the fourth quarter of 2005, Chiron also advanced clinical studies in the United States and Europe of cell culture-derived vaccine for seasonal influenza, which could also prove beneficial in a pandemic.

    --  Completion of the Novartis AG (Novartis) acquisition of
        Chiron, as announced on October 31, 2005, is expected in the first half of 2006, subject to approval by Chiron's stockholders and other customary closing conditions.

    Chiron reported adjusted income from continuing operations of $259 million, or $1.34 per share, for the year ended December 31, 2005, compared to adjusted income from continuing operations of $127 million, or $0.67 per share, for the year ended December 31, 2004. Chiron reported GAAP income from continuing operations of $187 million, or $0.97 per share, for the year ended December 31, 2005, compared to GAAP income from continuing operations of $54 million, or $0.28 per share, for the year ended December 31, 2004.
    "We are pleased with our achievements in the past year, particularly our return to the U.S. influenza vaccine market and advancements in our key programs such as pandemic influenza virus vaccines, cell-culture derived influenza vaccines and tifacogin. Thanks to the dedication and hard work of Chiron employees, we finished the year a much stronger company," said Howard Pien, chief executive officer of Chiron.
    The following factors had significant impact on the annual comparison of financial results: return of FLUVIRIN vaccine to the U.S. market in the fourth quarter of 2005; lost contribution from sales of BEGRIVAC(R) influenza virus vaccine in 2005; and a decrease in the effective tax rate to 11 percent on an adjusted and GAAP basis for the year ended December 31, 2005.
    Foreign exchange rates resulted in an approximate $0.01 decrease in adjusted earnings per share and an approximate $0.01 decrease in GAAP earnings per share for the year ended December 31, 2005.
    Chiron uses adjusted financial information to gain an understanding of the company's operating performance on a comparative basis. Adjusted amounts exclude special items relating to certain acquisitions and impairment losses on acquired intangible assets, which may not be indicative of the company's trends or potential future performance. Please refer to the tables at the end of this press release for more detail on these items and a reconciliation of the adjusted financial information to GAAP financial information; this information is also located at www.chiron.com in the Investors section under Financial Reports. All references to per-share amounts are per diluted share.



SELECTED FINANCIAL RESULTS

Selected financial results, on an adjusted and GAAP basis, except where noted

($ millions)                           Year 2005  Year 2004     Change
----------------------------------------------------------------------
Net product sales                        $1,423     $1,268         12%
Total revenues                            1,921      1,723         11%
Cost of sales                               726        676          7%
Gross profit margin                          49%        47%
Research and development                    434        431          1%
Selling, general and administrative         502        460          9%

Income from continuing operations
 (adjusted)                                 259        127        104%
Net income (adjusted)                       259        152         71%

Income from continuing operations
 (GAAP)                                     187         54        245%
Net income (GAAP)                           187         79        136%
----------------------------------------------------------------------


    Net product sales for the year ended December 31, 2005, increased 12 percent, or $155 million, compared to the year ended December 31, 2004, primarily due to $96 million in sales of FLUVIRIN vaccine in 2005, compared to $2 million in sales of FLUVIRIN vaccine in 2004, which related to late sales from the 2003-2004 influenza season. In addition, net product sales increased due to higher sales of travel vaccines, PROCLEIX(R) NAT products, TOBI(R) tobramycin inhalation solution, meningococcal vaccines, and BETASERON(R) interferon beta-1b. These increases were partially offset by no sales of BEGRIVAC vaccine in 2005, compared to $53 million of sales in 2004.
    Total revenues increased 11 percent, or $198 million, primarily due to the increase in net product sales, and increases in both royalty and license fee revenues and revenues from the joint business contractual arrangement with Ortho-Clinical Diagnostics. Royalty and license fee revenues increased, primarily due to various settlements in 2005, including a favorable settlement with Centocor relating to certain patents, which resulted in the recognition of upfront payments and royalties, and a settlement with the Scottish National Blood Transfusion Service regarding certain Chiron hepatitis C (HCV) and HIV patents. BETAFERON(R) interferon beta-1b royalties increased primarily due to higher demand and price increases. Royalties related to NAT blood screening received from F. Hoffmann-La Roche Ltd. (Roche) increased due to higher applicable royalty rates as certain countries entered the EU and an increase in reported donations. Revenues from the joint business contractual arrangement with Ortho-Clinical Diagnostics increased primarily due to higher profitability realized by the joint business arrangement.
    Gross profit margin increased to 49 percent primarily due to the return of FLUVIRIN vaccine to the U.S. market in 2005. As previously reported, in the year ended December 31, 2004, the entire FLUVIRIN vaccine product inventory was written off, resulting in a $91 million charge to cost of sales. The increase in gross profit margin was partially offset by FLUVIRIN remediation costs in 2005, no sales of BEGRIVAC influenza virus vaccine in 2005 due to a product sterility issue, and inventory write-offs in 2005.
    Research and development expenses increased primarily due to the cost of development efforts in Chiron's oncology and meningococcal vaccine franchises, tifacogin, and cell culture-derived influenza vaccine. This increase was partially offset by decreases from a variety of research and development programs that were discontinued prior to 2005.
    Selling, general and administrative expenses increased due to a broad range of activities, including Novartis transaction-related costs, the pre-launch program for CUBICIN(R) daptomycin in Europe, higher employee-related costs, compliance with the Sarbanes-Oxley Act and higher FLUVIRIN vaccine-related legal costs.
    The effective tax rate was 11 percent on an adjusted and GAAP basis for the year ended December 31, 2005, compared to 25 percent on an adjusted basis and 28 percent on a GAAP basis for the year ended December 31, 2004. The decrease was primarily due to lower profits in certain ex-U.S. locations and the transfer of certain product rights in 2004. Chiron does not consider this tax rate to be indicative of the company's effective tax rate going forward.

    BLOOD TESTING

    Total Blood Testing revenues were $556 million for the year ended December 31, 2005, an increase of 12 percent compared to the year ended December 31, 2004.



Selected Blood Testing Revenues

($ millions)                           Year 2005  Year 2004     Change
----------------------------------------------------------------------
Ortho-Clinical Diagnostics                  $31        $28         12%
PROCLEIX(R) NAT products                    273        250          9%
                                       -------------------------------
Blood Testing net product sales             305        278         10%
Revenues from joint business
 contractual arrangement                    137        118         16%
Royalty and license fee revenues            106         89         19%
Total Blood Testing revenues (1)           $556       $494         12%
----------------------------------------------------------------------

(1) Total Blood Testing revenues consist of net product sales from Chiron's joint business contractual arrangement with Ortho-Clinical Diagnostics and from Chiron's PROCLEIX NAT products, revenues from Chiron's joint business contractual arrangement with Ortho-Clinical Diagnostics, collaborative agreement revenues, royalty and license fee revenues, and other revenues. Totals may not sum due to rounding and the inclusion of only selected financial information.


    -- PROCLEIX NAT products: The increase in sales was primarily due to continued geographic expansion and the introduction of the PROCLEIX(R) ULTRIO(R) Assay and PROCLEIX(R) TIGRIS(R) System into a number of markets outside of the United States.

    --  Joint business contractual arrangement with Ortho-Clinical
        Diagnostics: The increase in revenues was primarily due to increased profitability realized by the joint business.

    -- Royalty and license fee revenues related to NAT blood screening: The increase was primarily due to increased royalties from Roche due to an increase in applicable royalty rates as certain countries entered the EU and an increase in reported donations. In addition, royalties increased due to various licensing agreements and settlements with entities such as the Scottish National Blood Transfusion Service, the German Red Cross, and LabCorp. Royalty and license fee revenues also increased due to payments recognized in 2005 relating to the Blood Testing share of a settlement entered into in 2004 with Roche regarding Chiron's HIV patent in the United States for use in clinical diagnostics and blood screening (the 2004 Roche settlement). This was partially offset by recognition in 2004 of a lump-sum payment and deferred amounts related to the 2004 Roche settlement.

    The gross profit margin for Blood Testing products was 41 percent for the year ended December 31, 2005, compared to 42 percent for the year ended December 31, 2004. The decrease was primarily due to the cost of additional PROCLEIX TIGRIS System support and service.

    VACCINES

    Vaccines net product sales were $582 million for the year ended December 31, 2005, an increase of 22 percent compared to the year ended December 31, 2004.



Selected Vaccines Revenues

($ millions)                           Year 2005  Year 2004     Change
----------------------------------------------------------------------
Influenza vaccines                         $225       $153         47%
Meningococcal vaccines                       43         28         56%
Travel vaccines                             148         97         52%
Pediatric and other vaccines                166        201       (17%)
                                       -------------------------------
Vaccines net product sales                  582        479         22%
Total Vaccines revenues (1)                $604       $510         18%
----------------------------------------------------------------------

(1) Total Vaccines revenues consist of net product sales, collaborative agreement revenues, royalty and license fee revenues, and other revenues. Totals may not sum due to rounding and the inclusion of only selected financial information.


    -- Influenza vaccines: The increase in influenza vaccines sales was due to the return of FLUVIRIN vaccine to the U.S. market. Sales of FLUVIRIN vaccine were $96 million in 2005, compared to $2 million in 2004, which related to sales from the 2003-2004 influenza season. Sales of other influenza vaccines were $129 million in 2005, a decrease of 15 percent compared to 2004, primarily due to no sales of BEGRIVAC vaccine in 2005, compared to $53 million of sales in 2004. This decrease was partially offset by increased sales of other influenza vaccines.

    -- Meningococcal vaccines: The increase in meningococcal vaccines was primarily due to increased sales of MENZB(TM) meningococcal B vaccine to the Ministry of Health in New
        Zealand and an increase in tender sales of MENJUGATE(R) meningococcal C vaccine.

    -- Travel vaccines: The increase in travel vaccines sales was primarily due to an increase in sales of ENCEPUR(R) tick-borne encephalitis vaccine and RABAVERT(R)/RABIPUR(R) rabies vaccines. The increase in ENCEPUR vaccine sales was due to overall market growth and marketing initiatives that increased the company's market share. In addition, ENCEPUR vaccine sales in 2004 were lower due to sales that took place in the fourth quarter of 2003. Sales of RABAVERT/RABIPUR rabies vaccines increased in 2005, primarily due to an increase in demand driven by a product recall from another supplier, a price increase, and an increase in tender sales in Europe and Asia.

    -- Pediatric and other vaccines: The decrease in pediatric and other vaccines sales was primarily due to a decline in polio vaccine sales and mumps, measles and rubella vaccine sales due to product unavailability as a result of manufacturing upgrades. In addition, certain other vaccine sales declined due to remediation efforts at Chiron's Liverpool manufacturing facility, which resulted in an interruption of production. These decreases were partially offset by an increase in sales of diphtheria, pertussis and tetanus vaccine concentrate.

    The gross profit margin for Vaccines products was 32 percent for the year ended December 31, 2005, compared to 23 percent for the year ended December 31, 2004. The increase was primarily due to the return of FLUVIRIN vaccine to the U.S. market in 2005. As previously reported, in the year ended December 31, 2004, the entire FLUVIRIN vaccine product inventory was written off, resulting in a $91 million charge to cost of sales. The increase in gross profit margin was partially offset by FLUVIRIN remediation costs, no sales of BEGRIVAC vaccine in 2005, inventory write-offs, and decreased sales of pediatric vaccines.

    BIOPHARMACEUTICALS

    BioPharmaceuticals net product sales were $536 million for the year ended December 31, 2005, an increase of 5 percent compared to the year ended December 31, 2004.



Selected BioPharmaceuticals Revenues

($ millions)                           Year 2005  Year 2004     Change
----------------------------------------------------------------------
TOBI(R) tobramycin inhalation
 solution                                  $233       $213          9%
PROLEUKIN(R) (aldesleukin) for
 injection                                  124        129        (5%)
BETASERON(R) interferon beta-1b             142        131          9%
BioPharmaceuticals net product sales
 (1)                                        536        512          5%
BETAFERON(R) interferon beta-1b
 royalties                                   60         52         16%
Total BioPharmaceuticals revenues (2)      $629       $596          6%
----------------------------------------------------------------------

(1) Net product sales include sales from TOBI, PROLEUKIN, BETASERON and other products.
(2) Total BioPharmaceuticals revenues consist of net product sales, collaborative agreement revenues, royalty and license fee revenues, and other revenues. Totals may not sum due to the inclusion of only selected financial information.


    -- TOBI: The increase in TOBI product sales was primarily due to price increases and increased patient demand in both the United States and Europe, partially offset by wholesaler ordering patterns.

    -- PROLEUKIN: The decrease in PROLEUKIN product sales was primarily due to decreased patient demand in the United States and Europe, partially offset by price increases.

    -- BETASERON: The increase in BETASERON product sales to Berlex Inc. (and its parent company Schering AG) for marketing and resale was primarily due to price increases and a shift from third-party to in-house production, partially offset by a reduction in shipments to Berlex and inventory ordering patterns.

    -- BETAFERON royalties: The increase in BETAFERON royalties was due to an increase in demand and price, partially offset by a shift from third-party to in-house production.

    The gross profit margin for BioPharmaceuticals products was 72 percent for the year ended December 31, 2005, consistent with the year ended December 31, 2004.

    ROYALTY AND LICENSE FEE REVENUES

    Total royalty and license fee revenues include royalties and license fees attributed to the Blood Testing, Vaccines and BioPharmaceuticals businesses. These revenues also include other royalty and license fee revenues, which consist primarily of royalties from Roche and Bayer HealthCare AG for clinical diagnostic products.



Selected Royalty and License Fee Revenues

($ millions)                           Year 2005  Year 2004     Change
----------------------------------------------------------------------
Blood Testing                              $106        $89         19%
Vaccines                                      5          5        (1%)
BioPharmaceuticals                           73         72          2%
Other                                       133        124          7%
                                       -------------------------------
Total royalty and license fee
 revenues (1)                              $317       $290          9%
----------------------------------------------------------------------

(1) Totals may not sum due to rounding.


    -- Total royalty and license fee revenues: In addition to the variances in Blood Testing, Vaccines and BioPharmaceuticals royalty and license fee revenues for 2005 compared to 2004 as explained above, other royalty and license fee revenues increased. The increase was primarily due to a 2005 settlement with Centocor relating to certain patents, which resulted in the recognition of upfront payments and royalties, and increased royalties from Roche due to an increase in reported sales. The increase was partially offset by recognition in 2004 of a lump-sum payment and deferred amounts related to the 2004 Roche Settlement.

    FINANCIAL GUIDANCE

    The company will not provide 2006 financial guidance at this time.

    RECENT NOVARTIS-RELATED EVENTS

    -- On October 31, 2005, Chiron announced that the company had entered into a definitive merger agreement with Novartis under which Novartis would acquire all of the shares of Chiron that it does not currently own for $45.00 per Chiron share, or a total of approximately $5.1 billion, in cash. The non-Novartis board of directors of Chiron determined that the merger is fair and in the best interests of Chiron's stockholders and unanimously recommend that the stockholders of Chiron adopt the merger agreement. The company's proxy statement, which contains detailed information about the merger, including the background and reasons for the non-Novartis directors' recommendation, is expected to be mailed to Chiron stockholders in the near future, subject to completion of review by the U.S. Securities and Exchange Commission.

    -- On December 6, 2005, Chiron announced that the U.S. Federal Trade Commission approved early termination of the antitrust waiting period under the Hart-Scott-Rodino Act for the proposed acquisition of the company by Novartis.

    -- Under provisions of the 1994 Subscription Agreement with Novartis, as amended, on October 30, 2005, Chiron exercised its right to have Novartis purchase newly issued shares of Chiron common stock. On December 8, 2005, Chiron announced that the company sold 6,896,552 newly issued shares of its common stock at a price of $43.50 per share to a subsidiary of Novartis, for $300 million in the aggregate, following receipt of necessary regulatory approvals.

    -- On January 23, 2006, the Committee on Foreign Investments in the United States (CFIUS) advised Chiron that it had concluded its review of the proposed acquisition of Chiron by Novartis and determined that there are no issues of national security sufficient to warrant an investigation under the Defense Production Act.

    RECENT PRODUCT AND PIPELINE-RELATED EVENTS

    Blood Testing

    -- The U.S. Food and Drug Administration (FDA) approved the PROCLEIX(R) West Nile Virus Assay for use on the PROCLEIX(R) System to screen whole blood donations. The assay, which was developed in collaboration with Gen-Probe Incorporated, has been used to screen more than 29 million units of blood on an investigational-use-only basis since June 2003 and has intercepted more than 1,500 West Nile virus-positive donations.

    Vaccines

    -- Chiron initiated a Phase 1/Phase 2 study of an investigational cell culture-derived vaccine for seasonal influenza in the United States. The company also completed enrollment of a second Phase 3 study of investigational cell culture-derived influenza vaccine in Europe. A first pivotal Phase 3 study of cell culture-derived influenza vaccine in Europe, conducted in 2004, met the safety and immunogenicity endpoints of the study.

    -- Chiron won a contract to supply the U.S. government with a candidate pre-pandemic influenza vaccine for a stockpile to protect against an H5N1 avian influenza virus strain. Under the agreement with the Department of Health and Human Services
        (HHS), Chiron will provide a bulk stockpile of the candidate H5N1 influenza vaccine. The amount payable to Chiron under the agreement depends upon the amount of bulk vaccine actually delivered, which is subject to manufacturing factors such as yield, throughput and total manufacturing time.

    -- Chiron announced preliminary promising data from a clinical study of its investigational vaccine against an H9N2 avian influenza strain. The trial was supported by the National Institute of Allergy and Infectious Diseases (NIAID), part of the U.S. National Institutes of Health (NIH). The study explored the safety and immunogenicity of four different doses of the investigational vaccine with and without Chiron's adjuvant MF59. All vaccine formulations containing the adjuvant MF59 proved highly immunogenic, inducing antibody levels believed to confer protection against the influenza strain, including at the lowest antigen dose tested, 3.75 micrograms.

    BioPharmaceuticals

    -- The European Commission granted marketing approval for CUBICIN(R) (daptomycin) in the 25 member states of the European Union, Iceland, Liechtenstein and Norway. Under the approval, CUBICIN is a first-in-class intravenous antibiotic indicated for the treatment of complicated skin and soft-tissue infections (cSSTI) caused by Gram-positive bacteria.

    -- An independent Data Monitoring Committee (DMC) recommended the continuation of Chiron's CAPTIVATE study, an ongoing Phase 3 clinical trial of tifacogin for the treatment of patients with severe community-acquired pneumonia. The DMC made its recommendation following a planned interim analysis of clinical data from the study. The study data remains blinded to Chiron, and a detailed analysis will not be available until the trial has been completed. The committee identified no safety concerns, confirming safety assessments conducted when patient enrollment reached 300 and 600.

    EARNINGS CONFERENCE CALL

    Chiron will hold a conference call and webcast on Tuesday, January 31, 2006, at 4:45 p.m. EST to review its 2005 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business and financial matters and trends affecting the company.
    To access either the live call or the one-year webcast archive, please log on to www.chiron.com/webcast. Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time to download any necessary software. Alternatively, please call
(800) 819-7026 from the United States or Canada or (706) 643-7768 from other locations. Replay by phone is available approximately two hours after the completion of the call through 11:55 p.m. EST, Tuesday, February 7, 2006. To access the replay, please call (800) 642-1687 from the United States or Canada or (706) 645-9291 from other locations. The conference ID number is 4436756.

    ABOUT CHIRON

    Chiron delivers innovative and valuable products to protect human health by advancing pioneering science across the landscape of biotechnology. The company works to deliver on the limitless promise of science and make a positive difference in people's lives. For more information about Chiron, please visit www.chiron.com.

    FINANCIAL INFORMATION

    2005 financial information in PDF format http://www.chiron.com/investors/8701/chiron_financial.pdf

    2005 financial information online
    http://www.chiron.com/investors/finreports/index.html

    This news release contains forward-looking statements, including statements regarding product development initiatives, new product indications, new product marketing, and clinical trials, that involve risks and uncertainties and are subject to change. A discussion of the company's operations and financial condition, including factors that may affect its business and future prospects that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, is contained in documents the company has filed with the SEC, including the Form 10-K for the year ended December 31, 2004, and the Form 10-Q for the quarter ended September 30, 2005, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including, among others, additional adverse developments resulting from the previous suspension of Chiron's UK license to manufacture FLUVIRIN(R) influenza virus vaccine, the announcement of such suspension and the litigation and investigations relating to those matters, the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, competition, intellectual property protections and defenses, litigation, stock-price and interest-rate volatility, and marketing effectiveness. There can be no assurance that Chiron will successfully develop and receive approval to market new products or achieve market acceptance for such new products. No assurance can be given that the transaction contemplated by the merger agreement with Novartis AG will be consummated. In addition, the company may engage in business opportunities, the successful completion of which is subject to certain risks, including approval by Novartis AG, stockholder and regulatory approvals, and the integration of operations.
    Chiron does not undertake an obligation to update the forward-looking information the company is giving today. 2005 financial results included in this press release are preliminary and quarterly information is unaudited.

    NOTE: BEGRIVAC, ENCEPUR, FLUVIRIN, MENJUGATE, MENZB, PROCLEIX, PROLEUKIN, RABAVERT, RABIPUR, TOBI and ULTRIO are trademarks of Chiron. BETASERON and BETAFERON are trademarks of Schering AG. TIGRIS is a trademark of Gen-Probe Incorporated. CUBICIN is a trademark of Cubist Pharmaceuticals.



CHIRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

                                    Three Months Ended December 31,
                                --------------------------------------
                                                 2005
                                --------------------------------------
                                Adjusted (1) Adjustments     Actual
                                ------------ ------------ ------------
Revenues:
  Product sales, net            $   475,267  $         -  $   475,267
  Revenues from joint business
   arrangement                       33,547            -       33,547
  Collaborative agreement
   revenues                           1,955            -        1,955
  Royalty and license fee
   revenues                          89,697            -       89,697
  Other revenues                     15,173            -       15,173
                                ------------ ------------ ------------
    Total revenues                  615,639            -      615,639
                                ------------ ------------ ------------
Operating expenses:
  Cost of sales                     215,116            -      215,116
  Research and development          109,271            -      109,271
  Selling, general and
   administrative                   125,777            -      125,777
  Amortization expense                    -      (11,969)      11,969
  Impairment loss on acquired
   intangible assets                      -       (1,136)       1,136
  Other operating expenses            7,692            -        7,692
                                ------------ ------------ ------------
    Total operating expenses        457,856      (13,105)     470,961
                                ------------ ------------ ------------
Income (loss) from operations       157,783       13,105      144,678


Loss on disposal of assets             (319)           -         (319)
Interest expense                     (7,683)           -       (7,683)
Interest and other income, net       19,644            -       19,644
Minority interest                      (498)           -         (498)
                                ------------ ------------ ------------
Income (loss) from continuing
 operations before income taxes     168,927       13,105      155,822

Provision for (benefit of)
 income taxes                         5,085       (6,552)      11,637
                                ------------ ------------ ------------
Income (loss) from continuing
 operations                         163,842       19,657      144,185
                                ============ ============ ============

Net income (loss)               $   163,842  $    19,657  $   144,185
                                ============ ============ ============
Basic earnings (loss) per
 share:
  Income (loss) from continuing
   operations                   $      0.86               $      0.76
                                ============              ============
  Net income (loss)             $      0.86               $      0.76
                                ============              ============
Diluted earnings (loss) per
 share:
  Income (loss) from continuing
   operations                   $      0.81               $      0.71
                                ============              ============
  Net income (loss)             $      0.81               $      0.71
                                ============              ============
Shares used in calculating
 basic earnings (loss) per
 share                              190,679                   190,679
                                ============              ============
Shares used in calculating
 diluted earnings (loss) per
 share                              205,008                   205,008
                                ============              ============


                                    Three Months Ended December 31,
                                --------------------------------------
                                                 2004
                                --------------------------------------
                                Adjusted (2) Adjustments     Actual
                                ------------ ------------ ------------
Revenues:
  Product sales, net            $   330,467  $         -  $   330,467
  Revenues from joint business
   arrangement                       25,336            -       25,336
  Collaborative agreement
   revenues                           3,577            -        3,577
  Royalty and license fee
   revenues                          68,177            -       68,177
  Other revenues                      6,838            -        6,838
                                ------------ ------------ ------------
    Total revenues                  434,395            -      434,395
                                ------------ ------------ ------------
Operating expenses:
  Cost of sales                     177,136            -      177,136
  Research and development          129,392            -      129,392
  Selling, general and
   administrative                   137,727            -      137,727
  Amortization expense                    -      (21,426)      21,426
  Impairment loss on acquired
   intangible assets                      -            -            -
  Other operating expenses            4,804            -        4,804
                                ------------ ------------ ------------
    Total operating expenses        449,059      (21,426)     470,485
                                ------------ ------------ ------------
Income (loss) from operations       (14,664)      21,426      (36,090)

Loss on disposal of assets           (2,092)           -       (2,092)
Interest expense                     (6,653)           -       (6,653)
Interest and other income, net       14,390            -       14,390
Minority interest                      (385)           -         (385)
                                ------------ ------------ ------------
Income (loss) from continuing
 operations before income taxes      (9,404)      21,426      (30,830)

Provision for (benefit of)
 income taxes                        (2,351)       5,356       (7,707)
                                ------------ ------------ ------------
Income (loss) from continuing
 operations                          (7,053)      16,070      (23,123)
                                ============ ============ ============
Net income (loss)               $    (7,053) $    16,070  $   (23,123)
                                ============ ============ ============
Basic earnings (loss) per
 share:
  Income (loss) from continuing
   operations                   $     (0.04)              $     (0.12)
                                ============              ============
  Net income (loss)             $     (0.04)              $     (0.12)
                                ============              ============
Diluted earnings (loss) per
 share:
  Income (loss) from continuing
   operations                   $     (0.04)              $     (0.12)
                                ============              ============
  Net income (loss)             $     (0.04)              $     (0.12)
                                ============              ============
Shares used in calculating
 basic earnings (loss) per
 share                              186,813                   186,813
                                ============              ============
Shares used in calculating
 diluted earnings (loss) per
 share                              186,813                   186,813
                                ============              ============

(1) Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals and (b) an impairment loss of $1.1 million on acquired intangible assets from our acquisition of PowderJect Pharmaceuticals related to a contract manufacturing agreement.

(2) Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals.


CHIRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

                                        Year Ended December 31,
                                --------------------------------------
                                                 2005
                                --------------------------------------
                                Adjusted (3) Adjustments     Actual
                                ------------ ------------ ------------
Revenues:
  Product sales, net            $ 1,423,180  $         -  $ 1,423,180
  Revenues from joint business
   arrangement                      136,701            -      136,701
  Collaborative agreement
   revenues                          13,084            -       13,084
  Royalty and license fee
   revenues                         317,006            -      317,006
  Other revenues                     31,394            -       31,394
                                ------------ ------------ ------------
    Total revenues                1,921,365            -    1,921,365
                                ------------ ------------ ------------
Operating expenses:
  Cost of sales                     726,121            -      726,121
  Research and development          433,891            -      433,891
  Selling, general and
   administrative                   501,579            -      501,579
  Purchased in-process research
   and development                        -            -            -
  Amortization expense                    -      (66,206)      66,206
  Impairment loss on acquired
   intangible assets                      -      (15,658)      15,658
  Other operating expenses           20,515            -       20,515
                                ------------ ------------ ------------

    Total operating expenses      1,682,106      (81,864)   1,763,970
                                ------------ ------------ ------------
Income from operations              239,259       81,864      157,395

Loss on disposal of assets           (1,108)           -       (1,108)
Interest expense                    (30,615)           -      (30,615)
Interest and other income, net       86,692            -       86,692
Minority interest                    (2,221)           -       (2,221)
                                ------------ ------------ ------------
Income from continuing
 operations before income taxes     292,007       81,864      210,143

Provision for income taxes           32,710        9,170       23,540
                                ------------ ------------ ------------
Income from continuing
 operations                         259,297       72,694      186,603
                                ============ ============ ============
Gain from discontinued
 operations, net of taxes                 -            -            -
                                ------------ ------------ ------------
Net income                      $   259,297  $    72,694  $   186,603
                                ============ ============ ============
Basic earnings per share:
  Income from continuing
   operations                   $      1.38               $      0.99
                                ============              ============
  Net income                    $      1.38               $      0.99
                                ============              ============
Diluted earnings per share:
  Income from continuing
   operations                   $      1.34               $      0.97
                                ============              ============
  Net income                    $      1.34               $      0.97
                                ============              ============
Shares used in calculating
 basic earnings per share           188,448                   188,448
                                ============              ============
Shares used in calculating
 diluted earnings per share         199,280                   198,704
                                ============              ============


                                        Year Ended December 31,
                                --------------------------------------
                                                 2004
                                --------------------------------------
                                Adjusted (4) Adjustments     Actual
                                ------------ ------------ ------------
Revenues:
  Product sales, net            $ 1,268,303  $         -  $ 1,268,303
  Revenues from joint business
   arrangement                      118,246            -      118,246
  Collaborative agreement
   revenues                          18,044            -       18,044
  Royalty and license fee
   revenues                         289,561            -      289,561
  Other revenues                     29,201            -       29,201
                                ------------ ------------ ------------
    Total revenues                1,723,355            -    1,723,355
                                ------------ ------------ ------------
Operating expenses:
  Cost of sales                     675,944            -      675,944
  Research and development          431,128            -      431,128
  Selling, general and
   administrative                   459,502            -      459,502
  Purchased in-process research
   and development                        -       (9,629)       9,629
  Amortization expense                    -      (84,503)      84,503
  Impairment loss on acquired
   intangible assets                      -            -            -
  Other operating expenses           12,844            -       12,844
                                ------------ ------------ ------------

    Total operating expenses      1,579,418      (94,132)   1,673,550
                                ------------ ------------ ------------
Income from operations              143,937       94,132       49,805

Loss on disposal of assets           (3,247)           -       (3,247)
Interest expense                    (26,093)           -      (26,093)
Interest and other income, net       56,797            -       56,797
Minority interest                    (1,968)           -       (1,968)
                                ------------ ------------ ------------
Income from continuing
 operations before income taxes     169,426       94,132       75,294

Provision for income taxes           42,357       21,126       21,231
                                ------------ ------------ ------------
Income from continuing
 operations                         127,069       73,006       54,063
                                ============ ============ ============
Gain from discontinued
 operations, net of taxes            24,854            -       24,854
                                ------------ ------------ ------------
Net income                      $   151,923  $    73,006  $    78,917
                                ============ ============ ============
Basic earnings per share:
  Income from continuing
   operations                   $      0.68               $      0.29
                                ============              ============
  Net income                    $      0.81               $      0.42
                                ============              ============
Diluted earnings per share:
  Income from continuing
   operations                   $      0.67               $      0.28
                                ============              ============
  Net income                    $      0.80               $      0.41
                                ============              ============
Shares used in calculating
 basic earnings per share           187,545                   187,545
                                ============              ============
Shares used in calculating
 diluted earnings per share         190,202                   190,202
                                ============              ============

(3) Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals, (b) an impairment loss of $14.5 million on acquired intangible assets from our acquisition of PowderJect Pharmaceuticals related to a yellow fever vaccine and (c) an impairment loss of $1.1 million on acquired intangible assets from our acquisition of PowderJect Pharmaceuticals related to a contract manufacturing agreement.

(4) Adjusted amounts exclude (a) the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals and (b) Purchased in-process research and development related to the Sagres acquisition.


CHIRON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

                                            December 31,  December 31,
                                                2005          2004
                                           ------------- -------------
                  Assets
-------------------------------------------
Current assets:
  Cash, cash equivalents and short-term
   investments                             $    680,128  $    603,621
  Accounts receivable, net of allowances        477,402       402,094
  Inventories, net of reserves                  237,636       221,154
  Other current assets                          195,096       167,154
                                           ------------- -------------
    Total current assets                      1,590,262     1,394,023
Non-current investments in marketable debt
 securities                                     728,663       409,421
Property, plant, equipment and leasehold
 improvements, net                              860,928       799,415
Other non-current assets                      1,546,114     1,702,644
                                           ------------- -------------
    Total assets                           $  4,725,967  $  4,305,503
                                           ============= =============

   Liabilities and stockholders' equity
-------------------------------------------
Current liabilities                        $    516,714  $    434,444
Long-term debt                                  939,233       936,652
Long-term portion of capital lease              156,661       156,952
Non-current unearned revenue                     27,359        26,175
Other non-current liabilities                    84,829       140,226
Minority interest                                10,904         9,350
Stockholders' equity                          2,990,267     2,601,704
                                           ------------- -------------
    Total liabilities and stockholders'
     equity                                $  4,725,967  $  4,305,503
                                           ============= =============


CHIRON CORPORATION
SUPPLEMENTAL SCHEDULE OF COMPUTATION OF EARNINGS (LOSS) PER SHARE
(Unaudited)
(In thousands, except per share data)

                                          Three Months Ended
                                             December 31,
                                       2005                2004
                               ------------------- -------------------
                               Adjusted   Actual   Adjusted   Actual
                               ------------------- -------------------
Computation for earnings
 (loss) per share --
 continuing operations

Income (loss) (Numerator):
  Income (loss) from
   continuing operations       $163,842  $144,185  $ (7,053) $(23,123)
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                       1,586     1,586         -         -
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                            147       147         -         -
                               --------- --------- --------- ---------
  Income (loss) from
   continuing operations, plus
   impact from assumed
   conversions                 $165,575  $145,918  $ (7,053) $(23,123)
                               =======================================
Shares (Denominator):
  Weighted-average common
   shares outstanding           190,679   190,679   186,813   186,813
  Additional shares from
   exercise of right under an
   agreement with Novartis (5)    3,448     3,448         -         -
Effect of dilutive securities:
  Stock options and
   equivalents                    3,001     3,001         -         -
  1.625% convertible
   debentures                     7,306     7,306         -         -
  Liquid Yield Option Notes         574       574         -         -
                               --------- --------- --------- ---------
  Weighted-average common
   shares outstanding, plus
   impact from assumed
   conversions                  205,008   205,008   186,813   186,813
                               =======================================
Basic earnings (loss) per
 share from continuing
 operations                    $   0.86  $   0.76  $  (0.04) $  (0.12)
                               ========= ========= ========= =========
Diluted earnings (loss) per
 share from continuing
 operations                    $   0.81  $   0.71  $  (0.04) $  (0.12)
                               ========= ========= ========= =========
Computation for earnings
 (loss) per share -- net
 income (loss)

Income (loss) (Numerator):
  Net income (loss)            $163,842  $144,185  $ (7,053) $(23,123)
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                       1,586     1,586         -         -
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                            147       147         -         -
                               --------- --------- --------- ---------
  Net income (loss), plus
   impact from assumed
   conversions                 $165,575  $145,918  $ (7,053) $(23,123)
                               =======================================
Shares (Denominator):
  Weighted-average common
   shares outstanding           190,679   190,679   186,813   186,813
  Additional shares from
   exercise of right under an
   agreement with Novartis (5)    3,448     3,448         -         -
Effect of dilutive securities:
  Stock options and
   equivalents                    3,001     3,001         -         -
  1.625% convertible
   debentures                     7,306     7,306         -         -
  Liquid Yield Option Notes         574       574         -         -
                               --------- --------- --------- ---------
  Weighted-average common
   shares outstanding, plus
   impact from assumed
   conversions                  205,008   205,008   186,813   186,813
                               =======================================
Basic earnings (loss) per
 share from net income         $   0.86  $   0.76  $  (0.04) $  (0.12)
                               ========= ========= ========= =========
Diluted earnings (loss) per
 share from net income         $   0.81  $   0.71  $  (0.04) $  (0.12)
                               ========= ========= ========= =========

(5) On October 30, 2005 we exercised our right under an agreement with Novartis (as successor to Ciba-Geigy), dated as of November 20, 1994, as amended, to require Novartis or its affiliate to purchase shares of our common stock for an aggregate purchase price of $300.0 million at a per share purchase price of $43.50. On December 8, 2005, we closed on a sale of $300.0 million in newly issued shares of our common stock at a price of $43.50 per share to a subsidiary of Novartis. For purposes of calculating diluted earnings per share, the issued shares of this transaction are considered outstanding from October 30, 2005. As a result, the calculation of diluted earnings per share for the fourth quarter of 2005 included an additional 3.4 million shares.


CHIRON CORPORATION
SUPPLEMENTAL SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
(In thousands, except per share data)

                                              Year Ended
                                             December 31,
                                       2005                2004
                               ------------------- -------------------
                               Adjusted   Actual   Adjusted   Actual
                               ------------------- -------------------
Computation for earnings per
 share -- continuing
 operations

Income (Numerator):
  Income from continuing
   operations                  $259,297  $186,603  $127,069  $ 54,063
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                       6,357     6,357         -         -
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                            586         -         -         -
                               --------- --------- --------- ---------
  Income from continuing
   operations, plus impact
   from assumed conversions    $266,240  $192,960  $127,069  $ 54,063
                               =======================================
Shares (Denominator):
  Weighted-average common
   shares outstanding           188,448   188,448   187,545   187,545
  Additional shares from
   exercise of right under an
   agreement with Novartis (6)    1,061     1,061         -         -
Effect of dilutive securities:
  Stock options and
   equivalents                    1,887     1,887     2,657     2,657
  1.625% convertible
   debentures                     7,308     7,308         -         -
  Liquid Yield Option Notes         576         -         -         -
                               --------- --------- --------- ---------
  Weighted-average common
   shares outstanding, plus
   impact from assumed
   conversions                  199,280   198,704   190,202   190,202
                               =======================================
Basic earnings per share from
 continuing operations         $   1.38  $   0.99  $   0.68  $   0.29
                               ========= ========= ========= =========
Diluted earnings per share
 from continuing operations    $   1.34  $   0.97  $   0.67  $   0.28
                               ========= ========= ========= =========
Computation for earnings per
 share -- net income
Income (Numerator):
  Net income                   $259,297  $186,603  $151,923  $ 78,917
  Plus: Interest on 1.625%
   convertible debentures, net
   of taxes                       6,357     6,357         -         -
  Plus: Interest on Liquid
   Yield Option Notes, net of
   taxes                            586         -         -         -
                               --------- --------- --------- ---------
  Net income, plus impact from
   assumed conversions         $266,240  $192,960  $151,923  $ 78,917
                               =======================================
Shares (Denominator):
  Weighted-average common
   shares outstanding           188,448   188,448   187,545   187,545
  Additional shares from
   exercise of right under an
   agreement with Novartis (6)    1,061     1,061         -         -
Effect of dilutive securities:
  Stock options and
   equivalents                    1,887     1,887     2,657     2,657
  1.625% convertible
   debentures                     7,308     7,308         -         -
  Liquid Yield Option Notes         576         -         -         -
                               --------- --------- --------- ---------
  Weighted-average common
   shares outstanding, plus
   impact from assumed
   conversions                  199,280   198,704   190,202   190,202
                               =======================================
Basic earnings per share from
 net income                    $   1.38  $   0.99  $   0.81  $   0.42
                               ========= ========= ========= =========
Diluted earnings per share
 from net income               $   1.34  $   0.97  $   0.80  $   0.41
                               ========= ========= ========= =========

(6) On October 30, 2005, we exercised our right under an agreement with Novartis (as successor to Ciba-Geigy), dated as of November 20, 1994, as amended, to require Novartis or its affiliate to purchase shares of our common stock for an aggregate purchase price of $300.0 million at a per share purchase price of $43.50. On December 8, 2005, we closed on a sale of $300.0 million in newly issued shares of our common stock at a price of $43.50 per share to a subsidiary of Novartis. For purposes of calculating diluted earnings per share, the issued shares of this transaction are considered outstanding from October 30, 2005. As a result, the calculation of diluted earnings per share for the year included an additional 1.1 million shares.


CHIRON CORPORATION
SUPPLEMENTAL REVENUE SUMMARY
(Unaudited)
(In thousands, except percentages)

----------------------------------------------------------------------
                                Current    Prior    Change
                                Quarter   Quarter    from      Change
                                Q4 2005   Q3 2005  Prior QTR     %
----------------------------------------------------------------------
Product Sales
  Blood Testing
    Ortho                      $  9,825  $  7,023  $  2,802        40%
    NAT                          72,195    70,677     1,518         2%
                               ---------------------------------------
  Total Blood Testing            82,020    77,700     4,320         6%

Vaccines
    Influenza vaccines          161,955    60,321   101,634       168%
    Meningococcal vaccines        8,968    11,635    (2,667)     (23)%
    Travel vaccines (TBE,
     Rabies, Arilvax and
     Dukoral)                    23,722    35,012   (11,290)     (32)%
    Pediatric/Other vaccines     50,574    45,800     4,774        10%
                               ---------------------------------------
  Total Vaccines                245,219   152,768    92,451        61%

Biopharmaceuticals
    Proleukin                    31,259    31,028       231         1%
    TOBI                         65,199    57,890     7,309        13%
    Betaseron (7)                40,545    36,927     3,618        10%
    Other                        11,025    10,862       163         2%
                               ---------------------------------------
  Total Biopharmaceuticals      148,028   136,707    11,321         8%

    TOTAL PRODUCT SALES, NET   $475,267  $367,175  $108,092        29%
                               =======================================

Revenues from joint business
 arrangement                   $ 33,547  $ 36,093  $ (2,546)      (7)%
Collaborative agreement
 revenues                         1,955     3,149    (1,194)     (38)%
Royalty and license fee
 revenues                        89,697    70,726    18,971        27%
Other revenues                   15,173     2,470    12,703       514%
                               ---------------------------------------
    TOTAL REVENUES             $615,639  $479,613  $136,026        28%
                               =======================================

Gross Margins
Blood Testing                        38%       42%      (4)%
Vaccines                             48%       45%        3%
Biopharmaceuticals                   76%       71%        5%
                               -----------------------------
    TOTAL GROSS MARGINS              55%       54%        1%
                               =============================

----------------------------------------------------------------------
(7) Excludes Betaferon Royalty $ 14,122  $ 13,413  $    709         5%
----------------------------------------------------------------------



                                           Change
                                 Prior      from
                                 Year       Prior    Change
                                Q4 2004     Year       %
------------------------------------------------------------
Product Sales
  Blood Testing
    Ortho                      $  7,904  $  1,921        24%
    NAT                          63,705     8,490        13%
                   -----------------------------
  Total Blood Testing            71,609    10,411        15%

Vaccines
    Influenza vaccines           44,015   117,940       268%
    Meningococcal vaccines        9,309      (341)      (4)%
    Travel vaccines (TBE,
     Rabies, Arilvax and
     Dukoral)                    21,159     2,563        12%
    Pediatric/Other vaccines     57,656    (7,082)     (12)%
                               -----------------------------
  Total Vaccines                132,139   113,080        86%

Biopharmaceuticals
    Proleukin                    30,713       546         2%
    TOBI                         53,276    11,923        22%
    Betaseron (7)                33,639     6,906        21%
    Other                         9,091     1,934        21%
                               -----------------------------
  Total Biopharmaceuticals      126,719    21,309        17%

    TOTAL PRODUCT SALES, NET   $330,467  $144,800        44%
                               =============================

Revenues from joint business
 arrangement                   $ 25,336  $  8,211        32%
Collaborative agreement
 revenues                         3,577    (1,622)     (45)%
Royalty and license fee
 revenues                        68,177    21,520        32%
Other revenues                    6,838     8,335       122%
                               -----------------------------
    TOTAL REVENUES             $434,395  $181,244        42%
                               =============================

Gross Margins
Blood Testing                        40%      (2)%
Vaccines                             28%       20%
Biopharmaceuticals                   70%        6%
                               -------------------
    TOTAL GROSS MARGINS              46%        9%
                               ===================

------------------------------------------------------------
(7) Excludes Betaferon Royalty $ 12,798  $  1,324        10%
------------------------------------------------------------



CHIRON CORPORATION
SUPPLEMENTAL YTD REVENUE SUMMARY
(Unaudited)
(In thousands, except percentages)


                              Year Ended
                             December 31,      Change from     Change
                           2005        2004     Prior Year        %
----------------------------------------------------------------------
Product Sales
  Blood Testing
    Ortho              $   31,298  $   27,844  $    3,454          12%
    NAT                   273,407     249,809      23,598           9%
                       -----------------------------------------------
  Total Blood Testing     304,705     277,653      27,052          10%

  Vaccines
    Influenza vaccines    225,355     153,413      71,942          47%
    Meningococcal
     vaccines              43,361      27,739      15,622          56%
     Travel vaccines
      (TBE, Rabies,
      Arilvax and
      Dukoral)            147,507      96,864      50,643          52%
     Pediatric/Other
      vaccines            165,994     200,948     (34,954)       (17)%
                       -----------------------------------------------
  Total Vaccines          582,217     478,964     103,253          22%

  Biopharmaceuticals
    Proleukin             123,549     129,377      (5,828)        (5)%
    TOBI                  232,624     212,876      19,748           9%
    Betaseron (8)         142,238     130,572      11,666           9%
    Other                  37,847      38,861      (1,014)        (3)%
                       -----------------------------------------------
  Total
   Biopharmaceuticals     536,258     511,686      24,572           5%

    TOTAL PRODUCT
     SALES, NET        $1,423,180  $1,268,303  $  154,877          12%
                       ===============================================

Revenues from joint
 business arrangement  $  136,701  $  118,246  $   18,455          16%
Collaborative
 agreement revenues        13,084      18,044      (4,960)       (27)%
Royalty and license
 fee revenues             317,006     289,561      27,445           9%
Other revenues             31,394      29,201       2,193           8%
                       -----------------------------------------------
    TOTAL REVENUES     $1,921,365  $1,723,355  $  198,010          11%
                       ===============================================

Gross Margins
Blood Testing                  41%         42%        (1)%
Vaccines                       32%         23%          9%
Biopharmaceuticals             72%         72%          0%
                       -----------------------------------
    TOTAL GROSS
     MARGINS                   49%         47%          2%
                       ===================================

----------------------------------------------------------------------
(8) Excludes Betaferon
     Royalty           $   59,955  $   51,564  $    8,391          16%
----------------------------------------------------------------------




    CONTACT: Chiron Corporate Communications & Investor Relations
             Media, 510-923-6500
             Investors, 510-923-2300